Exhibit 10.9

UST INC.
OFFICERS’ SUPPLEMENTAL RETIREMENT PLAN

(Formerly the United States Tobacco Company
Officers’ Supplemental Retirement Plan)

Effective November 20, 1980

Restated as of January 1, 1984, May 5, 1987, February 1, 1988, September 27, 1988, January 1,1989, July 1, 1991, December 1, 1992, September 22,1994, March 25, 1999, January 1, 2001, and January 1, 2003

UST INC
OFFICERS’ SUPPLEMENTAL RETIREMENT PLAN

(Formerly the United States Tobacco Company
Officers’ Supplemental Retirement Plan)

     In order to provide additional retirement benefits for certain officers (“Eligible Employees”) of the Company whose anticipated pension under the Company’s qualified retirement plan is deemed not to be commensurate with their current earnings or responsibilities, the Board of Directors of the Company (the “Board”) has authorized the establishment of this Officers’ Supplemental Retirement Plan (the “Plan”) as set forth below. The Board authorized the adoption of the Plan effective as of November 20, 1980; has authorized a subsequent amendment and restatement of the Plan, effective as of January 1, 1984; has authorized a further amendment and restatement of the Plan, generally effective as of May 5, 1987, to reflect certain recent corporate changes; has authorized a further amendment and restatement of the Plan, effective as of February 1, 1988, which change the Plan’s eligibility and participation requirements; has authorized a further amendment and restatement of the Plan, effective as of September 27, 1988, which contain additional change-in-control provisions; has authorized a further amendment and restatement of the Plan, effective as of January 1, 1989, and adopted on March 22, 1989, which contain technical provisions relating to the Company’s Benefit Restoration Plan; has authorized a further amendment and restatement of the Plan, effective as of July 1, 1991, and adopted on June 27, 1991, which further change the Plan’s eligibility requirements and add provisions regarding medical benefits; has authorized a further amendment and restatement of the Plan, effective as of December 1, 1992, which contain technical revisions to Sections 3(a)(ii), 3(b)(ii) and 3(c)(ii) and expand the definition of “Company”; has authorized a further amendment and restatement of the Plan, effective as of September 22, 1994, which expands the definition of “Compensation”; has authorized a further amendment of the Plan, effective as of March 25, 1999, which further changes the Plan’s participation requirements and which provides for forfeiture of benefits under the Plan in connection with a termination for “cause”; has authorized a further amendment, effective as of January 1, 2001, to revise the actuarial assumptions to be applied in the determination of the present value of benefits payable under Section 8 of the Plan, and to revise the amount of both the total benefit and the offset in the calculation of any benefit payable under Section 3 of the Plan, and to provide for a lump sum payment for all retirees in the event of a change-in-control; and has authorized a further amendment and restatement of the Plan, effective as of January 1, 2003 to incorporate all prior amendments and to freeze the benefits provided by Section 9 of the Plan Medical Benefits and make such benefits available solely to Participants who have a vested benefit under the Plan as of January 1, 2003.

1.	Definitions

     (a) Except as otherwise expressly provided herein, or as otherwise required by the context, all words and phrases used herein which are defined in the UST Inc. Retirement Income Plan for Salaried Employees (the “RIP”) shall have the same meaning as in the RIP.

     (b) Accrued Benefit” shall mean the Normal Retirement Income, in the form of a life annuity, accrued under the RIP, to commence on a Participant’s Normal Retirement Date, determined as of any date on or before such Participant’s Retirement Date, which is equal to his Normal Retirement Income computed under the RIP up to any such date, including any amount payable under the Company’s Excess Retirement Benefit Plan, the Company’s Benefit Restoration Plan or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company. For purposes of the preceding sentence, the Normal Retirement Income under the RIP and the amounts payable under the Company’s Excess Retirement Benefit Plan and the Benefit Restoration Plan shall be determined without regard to any offset determined under Section 4.8 of the RIP.

     (c) “Compensation” shall mean the monthly salary paid by the Company or, with respect to an individual who becomes a Participant on or after January 1, 2001, paid by an Affiliated Company to the Participant, plus 25% of any amount paid to the Participant in any month under the Company’s Incentive Compensation Plan (or successor thereto). “Final Compensation” shall mean the monthly salary paid by the Company or, with respect to an individual who becomes a Participant on or after January 1, 2001, paid by an Affiliated Company to the Participant during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), plus 25% of the largest Incentive Compensation Plan bonus paid, in whole or in part, to the Participant after the Participant’s Retirement.

     (d) “Company” shall mean (i) prior to May 5, 1987, United States Tobacco Company, (ii) after May 4, 1987, and prior to February 1, 1988, UST Inc., (iii) on and after February 1, 1988, and prior to January 1, 1993, UST Inc., United States Tobacco Company, UST Enterprises Inc., and International Wine & Spirits Ltd., and (iv) on and after January 1, 1993, UST Inc., United States Tobacco Company, UST Enterprises Inc., International Wine & Spirits Ltd. and UST International Inc.

     (e) “Eligible Employee” shall mean:

(i)	any individual who is an Officer of the Company on November 20, 1980,

(ii)	any individual who is an Officer of the Company on May 4, 1987, or

(iii)	any other individual who becomes an Officer after May 4, 1987.

     (f) “Officer” shall mean an officer of the Company, including, as of July 1, 1991, an assistant officer, who is elected by the Board of Directors of the Company.

     (g) “Participant” shall mean an Eligible Employee who meets the requirements for participation set forth in Section 2 hereof.

     (h) “Retirement” shall mean termination of a Participant’s employment with the Company (or any subsidiary or affiliate of the Company) for any reason.

2.	Participation

     Effective as of March 25, 1999, each individual who became an Eligible Employee on or after February 1, 1988 and who has (a) attained the age of 55, (b) completed at least 10 Years of Service, and (c) completed at least 5 Years of Service as an Officer shall become a Participant under the Plan, and shall remain a Participant hereunder until his Retirement; provided, however, that such Eligible Employee must be an Officer at or after the time he satisfies the requirements of clauses(a) and (b) of this sentence; and further provided, however, that for purposes of clause (c) of this sentence, Years of Service shall include service rendered as an assistant officer prior to July 1, 1991.

     Each individual who became an Eligible Employee on or after February 1, 1988 and who, prior to March 25, 1999, has (a) attained the age of 50, (b) completed at least 10 Years of Service, and (c) completed at least 5 Years of Service as an Officer shall become a Participant under the Plan, and shall remain a Participant hereunder until his Retirement; provided, however, that such Eligible Employee must be an Officer at or after the time he satisfies the requirements of clauses(a) and (b) of this sentence; and further provided, however, that for purposes of clause (c) of this sentence, Years of Service shall include service rendered as an assistant officer prior to July 1, 1991.

     Each individual who became an Eligible Employee prior to February 1, 1988 and who has both (x) attained the age of 50, and (y) completed at least 5 Years of Service shall become a Participant under the Plan, and shall remain a Participant hereunder until his Retirement; provided, however, that in the case of an Eligible Employee described in Section 1(e)(iii), such Eligible Employee must be an Officer at or after the time he satisfies the requirements of (x) and (y) hereof.

     An individual who satisfies the foregoing requirements shall continue to participate in the Plan (whether or not he remains an Officer) so long as he remains an employee of the Company or subsidiary or division thereof.

3.	Supplemental Retirement Benefits

     (a) Normal Retirement

     Upon the Retirement of a Participant on or after his Normal Retirement Date (i.e., on or after the first day of the month coinciding with or next following his 65th birthday), he shall be entitled to receive an annual Supplemental Retirement Benefit payable in twelve (12) equal monthly installments in the form of a life annuity (except as otherwise provided in Section 3(e)) equal to the greater of:

(i)	one hundred ten percent (110%) of his Accrued Benefit; or

(ii)	50% of his total Compensation paid during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest total Compensation, provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve-month period, only the greatest such bonus shall be taken into account; or, if greater, 50% of Final Compensation;

(i) or (ii) reduced by:

(iii)	the amount of Normal Retirement Income (determined as of the first month of such payment), expressed as a life annuity, then payable to such Participant pursuant to the RIP (inclusive of the Excess Retirement Benefit Plan and the Benefit Restoration Plan) or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company.

     (b) Retirement On or After Age 60, but Before Normal Retirement Date

     Upon the Retirement of a Participant on or after age 60, but before his Normal Retirement Date, he shall be entitled to receive an annual Supplemental Retirement Benefit payable in twelve (12) equal monthly installments in the form of a life annuity (except as otherwise provided in Section 3(e)) equal to the greater of:

(i)	one hundred ten percent (110%) of his Accrued Benefit; or

(ii)	50% of his total Compensation paid during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest total Compensation; provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve-month period, only the greatest such bonus shall be taken into account;

(i) or (ii) reduced by:

(iii)	the amount of Retirement Income, expressed as a life annuity, then payable to such Participant pursuant to the RIP (inclusive of the Excess Retirement Benefit Plan and the Benefit Restoration Plan) or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company, assuming payment of such Retirement Income commenced as of the date of Retirement.

     (c) Retirement On or After Age 55, but Prior to Age 60

     Upon the Retirement of a Participant on or after age 55 (age 50 in the case of any Participant with respect to whom the age condition for becoming a Participant is age 50), but prior to age 60, he shall be entitled to receive an annual Supplemental Retirement Benefit payable in twelve (12) equal monthly installments in the form of a life annuity (except as otherwise provided in Section 3(e)) equal to the greater of:

(i)	that percentage of his Accrued Benefit set forth in Column A below (corresponding to his age at Retirement); or

(ii)	that percentage set forth in Column B below (corresponding to his age at Retirement), of his total Compensation paid during the consecutive twelve-month period ending on the date of Retirement (or the last day of the immediately preceding month if Retirement shall not be on the last day of a month), or either of the two immediately preceding consecutive twelve-month periods, whichever such period yields the highest total Compensation; provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve-month period, only the greatest such bonus shall be taken into account:

Attained
Age	Column A	Column B
59	109%	49%
58	108%	48%
57	107%	47%
56	106%	46%
55	105%	45%
54	104%	44%
53	103%	43%
52	102%	42%
51	101%	41%
50	100%	40%

(i) or (ii) reduced by:

(iii)	the amount of Retirement Income, expressed as a life annuity, then payable to such Participant pursuant to the RIP (inclusive of the Excess Retirement Benefit Plan and the Benefit Restoration Plan) or, with respect to an individual who becomes a Participant on or after January 1, 2001, any other defined benefit pension plan, regardless of whether said plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by the Company or any Affiliated Company, assuming payment of such Retirement Income commenced as of the later of (x) the Participant’s attainment of age fifty-five (55), or (y) the date of Retirement; provided, however, that the foregoing shall not be construed to require a reduction with respect to any Supplemental Retirement Benefit paid prior to the Participant’s attainment of age fifty-five (55).

     (d) Retirement Prior to May 5, 1987

     Notwithstanding any provision herein to the contrary, any Participant whose Retirement occurred prior to May 5, 1987, shall continue to receive a Supplemental Retirement Benefit pursuant to the terms of the Plan as in effect on the date of his Retirement.

     (e) Optional Form of Payment

     A Participant may elect to receive his Supplemental Retirement Benefit in any of the optional forms of payment described in Sections 6.1 and 6.2 of the RIP. Such election must be made on or before, and shall take effect on, the date of the Participant’s Retirement.

     (f) Offsets

     The amount otherwise payable under the Plan, but only with respect to benefits accrued on or after January 1, 2001, shall be reduced by all or part of any amount paid or payable to or on account of any Participant under the provisions of any present or future law, pension, or benefit scheme of any sovereign government (including Workers’ Compensation), or any of its political subdivisions, on account of which contributions have been made or premiums or taxes have been paid by the Company. If such amount is payable in the form of a lump sum, the Supplemental Retirement Benefit payable to or on account of a Participant shall be reduced by a monthly benefit which is the “Equivalent Actuarial Value” (as defined in the RIP) of the lump sum. However, the preceding sentences shall have no applicability to benefits payable under Title II of the Social Security Act, which are to be used to reduce the benefits otherwise provided in Article 4 of the RIP.

4.	Time of Payment

     Supplemental Retirement Benefits shall commence on the first day of the calendar month coinciding with or next following a Participant’s Retirement.

5.	Funding

     The Company shall not be required to fund Supplemental Retirement Benefits hereunder. The obligations which the Company incurs hereunder may be satisfied only out of its general corporate assets, and satisfaction of such obligations shall be subject to any claims of the Company’s other creditors having priority as to the Company’s assets. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company, any Participant, or any other person.

6.	Nonalienability

     Except as to withholding of any tax under the laws of the United States or any state or locality, no Supplemental Retirement Benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Supplemental Retirement Benefit, whether currently or thereafter payable, shall be void. Except as otherwise specifically provided by law, no Supplemental Retirement Benefit shall, in any manner, be liable for or subject to the debts or liabilities of any Participant or any other person entitled to such benefits.

7.	Miscellaneous

     (a) This Plan shall not be construed as providing any Participant with the right to be retained in the Company’s employ or to receive any benefit not specifically provided hereunder.

     (b) Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of any Participant to participate in and receive the benefits of any compensation, bonus, pension, life insurance, medical and hospitalization insurance or other employee benefit plan or program to which he otherwise might be or become entitled as an officer and/or employee of the Company. Notwithstanding anything to the contrary contained herein, during the period that clause (ii) of Section 8(b) hereof is in effect, Section 8 hereof may not be amended in any manner that would adversely affect the rights of any Eligible Employee thereunder.

     (c) This Plan shall not be deemed to constitute an amendment to, or a part of, the RIP. All references hereunder to the RIP shall include any amended or successor plan or plans maintained by the Company, the terms of which may be applicable at any time to a Participant’s Retirement. However, if the RIP terminates, merges with, or is superseded by a successor plan, and as a result thereof the amount of Supplemental Retirement Benefit to be paid to any Participant hereunder would be reduced or calculated on a different basis, or commence at a later date or dates, such Supplemental Retirement Benefit shall not be less than an amount calculated pursuant to the provisions of this Plan and in accordance with the terms of the RIP as in effect on the date on which occurs any such termination, merger or supersession.

     (d) This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of law principles.

     (e) If the Company shall find that any Participant is unable to care for his affairs because of illness or accident, any Supplemental Retirement Benefit payment due hereunder (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to such Participant’s spouse, child, brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liabilities of the Company hereunder.

     (f) Notwithstanding any other provision hereof, all Supplemental Retirement Benefit payments which are being paid, or are then payable hereunder shall become immediately due and payable to a Participant in an actuarially equivalent lump sum if the Company shall make a general assignment for the benefit of creditors, or if any proceedings under the Bankruptcy Act are instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or remains undismissed for 60 days, or if a receiver or trustee in bankruptcy shall be appointed for the Company. In addition, in the event of any such proceeding as aforesaid by or against the Company under the Bankruptcy Act, or any such assignment, a Participant shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Company under any such proceeding or assignment.

     (g) The Company shall have the right, at any time and from time to time, to amend in whole or in part, or to terminate any of the provisions of this Plan, and such amendment or termination shall be binding upon all Participants and parties in interest; provided, however, that no such amendment or termination shall impair any rights which have accrued to Participants hereunder to the date of such amendment or termination.

     (h) Subject to Section 7(i),

(i)	a Participant whose employment with the Company is terminated for “cause” shall not be entitled to a Supplemental Retirement Benefit under this Plan;

(ii)	if, subsequent to the Participant’s termination of employment with the Company other than for “cause,” the Company discovers the occurrence of an act or failure to act by the Participant that would have enabled the Company to terminate the Participant’s employment for “cause” had the Company known of such act or failure to act at the time of its occurrence, the Participant (and his beneficiaries) shall forfeit the right to any future Supplemental Retirement Income hereunder and shall repay (including without limitation by means of offset against any amount owed to the Participant) to the Company all amounts received hereunder subsequent to the date on which occurred the act or failure to act constituting “cause”; and

(iii)	any Participant who, subsequent to his termination other than for “cause,” violates such Employee and Secrecy Agreement or such noncompetition agreement shall forfeit his (and his beneficiaries’) right to any future Supplemental Retirement Income hereunder and shall repay (including without limitation by means of offset against any amount owed to the Participant) all amounts received hereunder subsequent to the date on which occurred such violation.

For the purposes of Sections 7(h) and 7(i), “cause” shall mean (A) prior to the expiration of any Employee and Secrecy Agreement or any agreement containing noncompetition provisions between the Participant and the Company, the violation of either such agreement; (B) the willful and continued failure by a Participant to substantially perform his job duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Participant has not substantially performed his duties; or (C) the willful engaging by the Participant in misconduct that is materially injurious to the Company, monetarily or otherwise.

     (i) The provisions of Section 7(h) shall not (i) apply to benefits that have accrued to a Participant as of March 24, 1999 and (ii) apply in respect of acts or omissions that give rise to “cause” which occur subsequent to a “Change in Control of the Company” (as defined in Section 8(d)).

8.	Change in Control of the Company

     (a) Notwithstanding any other provision of this Plan, in the event of a “Change in Control of the Company” (as defined below), (i) the Supplemental Retirement Benefit of a Participant whose Retirement occurs prior to the date of the Plan’s termination and within two years after the date of such Change in Control of the Company shall not be less than his Supplemental Retirement Benefit determined as of the date immediately preceding the Change in Control of the Company (in accordance with the terms of the Plan in effect as of such date); provided, however, that for purposes of computing the percentages set forth in clauses (i) and (ii) of Section 3(c) hereof, there shall be utilized such Participant’s age at the date of his Retirement, and (ii) if this Plan shall be terminated within two years after such Change in Control of the Company, then each Participant as of the date of termination shall have a vested right to receive, upon Retirement, a Supplemental Retirement Benefit which is not less than his Supplemental Retirement Benefit determined as of the date immediately preceding the Change in Control of the Company (in accordance with the terms of the Plan in effect as of such date); provided, however, that for purposes of computing the percentages set forth in clauses (i) and (ii) of Section 3(c) hereof, there shall be utilized such Participant’s age as of the second anniversary of the date of the Change in Control of the Company.

     (b) Notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control of the Company (as defined below), (i) each Eligible Employee who is employed by the Company and who has not on the date of the Change in Control of the Company become a Participant (determined without regard to this Section 8(b)) shall, effective as of the date immediately preceding the date of the Change in Control of the Company, become a Participant under the Plan and shall remain a Participant hereunder until his Retirement; provided, however, that the Supplemental Retirement Benefits of any such Participant who does not become entitled to payment under clause (ii) of this Section 8(b) shall be paid in accordance with Sections 3 and 4 of the Plan, except that payment shall in no event commence prior to the Participant’s attainment of age 55 (age 50 in the case of any Participant with respect to whom the age condition for becoming a Participant is age 50); and (ii) if the Retirement of a Participant (determined with regard to this Section 8(b)) occurs during the two-year period following a Change in Control of the Company (or, in the case of Participants who have entered into employment agreements with the Company, the period ending with the expiration of such agreement), unless such Retirement is (A) because of the Participant’s death or Disability (as defined below), (B) by the Company for Cause (as defined below) or (C)

by the Participant other than for Good Reason (as defined below) (such Retirement of a Participant being hereinafter referred to as a “Qualifying Termination”), then the Company shall pay to the Participant, no later than the fifth day following the date of the Participant’s Qualifying Termination, a lump-sum amount equal to the present value of the Participant’s annual Supplemental Retirement Benefit, under a single life annuity form of payment, determined as of the date of the Qualifying Termination. For purposes of clause (ii) of the preceding sentence, (w) it shall be assumed that a Participant’s annual Supplemental Retirement Benefit hereunder would otherwise commence at the earliest possible benefit commencement date under this Plan, (x) solely for purposes of determining Compensation, it shall be assumed that the date of Retirement for purposes of Section 3 is the date of the Change in Control of the Company if such date yields a higher total Compensation than does the date of the Qualifying Termination, (y) the present value of such annual amount shall be determined by using the mortality table prescribed by the Secretary of the Treasury under Section 417(e)(3)(A)(ii)(l) of the Internal Revenue Code of 1986, as amended, as in effect on the date of the Qualifying Termination, and the annual rate of interest on 30-year Treasury Securities as specified by the Commissioner of Internal Revenue for the second full month preceding the month in which the Qualifying Termination occurs, and (z) with respect to any Participant who has entered into an employment agreement with the Company, annual Supplemental Retirement Benefit shall include any increment to such Benefit that is payable under the terms of such agreement.

     (c) Notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control of the Company (as defined below), with respect to each then former employee of the Company who on the date of his Retirement was a Participant and who had not received a complete distribution of his Supplemental Retirement Benefit on the date of the Change in Control of the Company, the Company shall pay, no later than the fifth day following the occurrence of such Change in Control, a lump-sum amount equal to the present value of the undistributed portion of the Participant’s Supplemental Retirement Benefit, under a single life form of payment or such other form previously selected by the Participant pursuant to Section 3(e) hereof, determined as of the date of such Change in Control. For purposes of the preceding sentence, present value shall be determined in accordance with the provisions, to the extent applicable, of the final sentence of Section 8(b) hereof.

     (d) For purposes of the Plan, a “Change in Control of the Company” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any “person” who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director

(other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

     (e) As used herein, the term “Disability” shall mean, as a result of a Participant’s incapacity due to physical or mental illness, his absence from the full-time performance of his duties with the Company for six (6) consecutive months, and his failure to return to the full-time performance of his duties within thirty (30) days after written notice of termination is given.

     (f) As used in Section 8, the term “Cause” shall mean an act or acts of dishonesty constituting a felony under the laws of the United States or any State thereof and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company. Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Participant and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Participant was guilty of conduct set forth above in this Section 8(f) and specifying the particulars thereof in detail.

     (g) As used herein, the term “Good Reason” shall mean, without the express written consent of the Participant, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraph (i), (v) or (vi), such circumstances are fully corrected prior to the date of termination specified in a notice of termination given in respect thereof:

(i)	the assignment to the Participant of any duties inconsistent with the position in the Company that he held immediately prior to the Change in Control of the Company, or a significant adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such change;

(ii)	a reduction by the Company in the Participant’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the relocation of the Company’s principal executive offices to a location outside the Greenwich Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control of the Company) or the Company’s requiring the Participant to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations;

(iv)	the failure by the Company to pay to the Participant any portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any person whose actions resulted in a Change in Control of the Company or any person affiliated with the Company or such person, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(v)	the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control of the Company which is material to the Participant’s total compensation, including but not limited to the Company’s Retirement Income Plan for Salaried Employees, Employees’ Savings Plan, Incentive Compensation Plan, and 1982 Stock Option Plan, or any substitute plans adopted prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of the Change in Control of the Company; or

(vi)	the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by him under any of the Company’s life insurance,

medical, health and accident, or disability plans in which he were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him at the time of the Change in Control of the Company, or the failure by the Company to provide the Participant with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company;

provided, however, that, in the case of a Participant who has entered into an Employment Agreement with the Company, “Good Reason” shall have the meaning set forth in such Agreement.

9.	Medical Benefits

     Each Participant whose employment with the Company (or any subsidiary or affiliate of the Company) terminates prior to the Participant’s attainment of age 65 shall be treated as a “retired officer” for purposes of continuing medical coverage (until attainment of age 65) under the Company’s group insurance program. Notwithstanding the foregoing, no Eligible Employee who first satisfies the requirements set forth in Section 2 hereof for participation in the Plan after January 1, 2003 shall become eligible for, or otherwise entitled to, the benefits contemplated by the immediately preceding sentence.

10.	Successors

     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in the Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.